August 1, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of NuGold Resources, Inc. on Form S-1 of our audit report, dated April 29, 2013 relating to the accompanying balance sheets as of June 30, 2012 and 2011, and the related statement of operations, stockholders’ equity, and cash flows from inception (February 26, 2010) through June 30, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement S-1 and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV
August 1, 2013